EXHIBIT 11

CLECO CORPORATION
COMPUTATION OF NET INCOME PER COMMON SHARE

	For the years ended December 31,
	2002	2001	2000
	(Thousands, except share and per share amounts)
Basic
Net income from continuing operations	$ 71,875	$ 72,273	$ 69,335
Preferred dividend requirements, net	(1,872)	(1,876)	(1,870)
Net income applicable to common stock from
continuing operations	70,003	70,397	67,465
Basic net income per common share from continuing operations	$ 1.51	$ 1.56	$ 1.50

Loss from discontinued operation, net	-	(2,035)	(6,861)
Basic loss per common share from discontinued operation	$ -	$ (0.04)	$ (0.15)

Extraordinary item, net	-	-	2,508
Basic net gain per common share	$ -	$ -	$ 0.06

Total basic net income applicable to common stock	70,003	68,362	63,112
Total basic net income per common share	$ 1.51	$ 1.52	$ 1.41

Weighted average number of shares of common stock
outstanding during the year	46,245,104	45,000,955	44,947,718

Diluted
Net income applicable to common stock from continuing operations	$ 70,003	$ 70,397	$ 67,465
Adjustments to net income related to Employee Stock
Ownership Plan (ESOP) under the "if-converted" method:
Add loss of deduction from net income for actual
dividends paid on convertible preferred stock, net of tax	1,287	1,325	1,362
Deduct additional cash contribution required which is equal to dividends on preferred stock less dividends paid at the common
dividend rate, net of tax	(74)	(37)	(2)
Add tax benefit associated with dividends paid on allocated
common shares	590	526	470
Adjusted income applicable to common stock from continuing
operations	71,806	72,211	69,295
Diluted net income per share from continuing operations	$ 1.47	$ 1.51	$ 1.46

Loss from discontinued operation, net	-	(2,035)	(6,861)
Diluted net income per share from discontinued operation	$ -	$ (0.04)	$ (0.15)

Extraordinary item, net	-	-	2,508
Diluted net gain per share from extraordinary item	$ -	$ -	$ 0.05

Total adjusted net income applicable to common stock	71,806	70,176	64,942

Total diluted net income per common stock	$ 1.47	$ 1.47	$ 1.36

Weighted average number of shares of common stock
outstanding during the year	46,245,104	45,000,955	44,947,718
Number of equivalent common shares attributable to ESOP	2,479,806	2,550,234	2,627,032
Common stock under stock option grants average shares	46,954	212,524	80,204

Average diluted shares	48,771,864	47,763,713	47,654,954